Exhibit 10.1

REAL ESTATE SALES CONTRACT AND ESCROW INSTRUCTIONS

THIS REAL ESTATE SALES CONTRACT AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into this 6th day of April, 2012 (“Execution Date”), by and between IIT ACQUISITIONS LLC, a Delaware limited liability company (“Buyer”), and K.T. RIVERSIDE I LLC, a Delaware limited liability company (“KT I”) and K.T. RIVERSIDE, LLC, an Arizona limited liability company (“KT Riverside”) (KT I and KT Riverside individually and collectively referred to herein as “Seller”).

1. SALE. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the Property (as hereinafter defined), including those certain buildings commonly known as 4750-5050 W. Mohave Street, Phoenix, Arizona (the “Mohave Building”) and 4747 W. Buckeye Road, Phoenix, Arizona (the “Buckeye Building”, and together with the Mohave Building, the “Buildings”). For purposes of this Agreement, (i) the Mohave Building, the Mohave Land, and all Leases, Improvements, Contracts, Intangible Property and Personal Property (each, as hereinafter defined) related thereto are herein referred to as the “Mohave Project,”; and (ii) the Buckeye Building, the Buckeye Land, and all Leases, Improvements, Contracts, Intangible Property and Personal Property related thereto are herein referred to as the “Buckeye Project”. For purposes of this Agreement, the term, “Property” shall mean collectively:

1.1. Land. Those certain parcels of land described in Exhibit A-1 attached hereto (the “Mohave Land”), and Exhibit A-2, attached hereto (the “Buckeye Land”, and together with the Mohave Land, the “Land”), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to the Land and any water, oil or mineral and gas rights owned by, or leased to, Seller.

1.2. Improvements. All improvements located on the Land, including, but not limited to, the Buildings, and all other structures, systems, and utilities associated with, and utilized by Seller in, the ownership and operation of the Buildings (all such improvements being collectively referred to as the “Improvements,” together with the Land, the “Real Property”).

1.3. Leases. Seller’s right, title and interest in all leases and other agreements to occupy all or any portion of any or all of the Real Property that are in effect on the Effective Date (as hereinafter defined), including, but not limited to, any leases, licenses or occupancy agreements that Seller executes and enters into prior to Closing pursuant to this Agreement (collectively, the “Leases”), including, but not limited to, that certain Lease Agreement dated August 10, 2010 (the “AMZ Lease”) by and between Amazon.com.AZDC LLC (“AMZ Tenant”),as tenant, and KT I, as landlord.

1.4. Contracts. Those of the operating contracts and service contracts and other comparable agreements (the “Contracts”) delivered by Seller to Buyer as part of the Documents (as hereinafter defined) that Buyer expressly elects.

1.5. Intangible Property. Seller’s right, title and interest in all intangible property, goodwill, rights and privileges owned by Seller related to or used in connection with the Land and the Improvements (collectively, the “Intangible Property”), including, without limitation, all permits, plans, records, entitlements, tradenames (including the tradename “Riverside Industrial Center” but expressly excluding any references to “Tratt”, “KTR” or “KTR Capital Partners”), phone/facsimile numbers and other rights and appurtenances relating to the Land and Improvements.

1.6. Personal Property. Seller’s right, title and interest in any and all tangible personal property owned by Seller and used exclusively in connection with the maintenance of the Land and the Improvements (collectively, the “Personal Property”).

2. PURCHASE PRICE.

2.1. Purchase Price. The total purchase price to be paid to Seller by Buyer for the Property shall be ONE HUNDRED THIRTY ONE MILLION SIX HUNDRED SIXTY TWO THOUSAND AND NO/100 DOLLARS ($131,662,000.00) (the “Purchase Price”). The Purchase Price shall be allocated as follows: (i) ONE HUNDRED FIVE MILLION ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($105,100,000.00) for the Mohave Project; and (ii) TWENTY SIX MILLION FIVE HUNDRED SIXTY-TWO THOUSAND AND NO/100 DOLLARS ($26,562,000.00) for the Buckeye Project. Provided that all conditions precedent to Buyer’s obligations to close as set forth in this Agreement (“Conditions Precedent”) have been satisfied and fulfilled, or waived in writing by Buyer, the Purchase Price shall be paid to Seller through Escrow Agent at Closing, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds.

2.2. Earnest Money. No later than two (2) business days after the complete execution and delivery of this Agreement (the date upon which this Agreement has been fully executed and delivered to both parties, the “Effective Date”), Buyer shall deposit the sum of TWO MILLION FIVE HUNDRED TWENTY FIVE THOUSAND AND NO/100 DOLLARS ($2,525,000.00) (the “Earnest Money”) as its earnest money deposit for the Property in an escrow with Land Services USA, Inc. (“Escrow Agent”). The Earnest Money, together with all interest earned thereon, is hereinafter referred to as the “Deposit.” The Deposit shall be applied against the Purchase Price at Closing. The Deposit shall be refundable to Buyer if Buyer terminates the Agreement prior to the Review Period Expiration Date as provided herein, or where this Agreement otherwise expressly provides for the Deposit to be refunded to Buyer.

3. CLOSING. The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place through an escrow with the Title Company (as hereinafter defined) on the basis of this Agreement. The Closing shall occur on or before ten (10) days after the Review Period Expiration Date (as hereinafter defined), or at such other time as the parties may mutually agree upon in writing (the “Closing Date”). Notwithstanding the foregoing, the risk of loss of all or any portion of the Property shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Buyer, subject, however, to the terms and conditions of Section 12 below. Buyer and Seller shall execute and enter into such supplemental escrow instructions as the Escrow Agent shall reasonably require for purposes of defining its obligations hereunder provided that, as between Buyer and Seller, the terms of this Agreement shall in all events control.

4. PROPERTY INSPECTION.

4.1. Basic Property Inspection. To the extent not previously delivered to Buyer, Seller shall deliver to Buyer all of the agreements, documents, contracts, information, records, reports and other items described in Exhibit B attached hereto (together with any documents made available, the “Documents”) that are in its possession. The Documents that are furnished or made available to Buyer pursuant to this Section 4.1 are being furnished or made available to Buyer for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, and may not be relied upon by Buyer, except for any express representations and warranties of Seller that may be set forth herein. At all times prior to Closing, including times following the “Review Period Expiration Date” (which Review Period Expiration Date is defined to be April 30, 2012), Buyer, its agents and representatives shall be entitled to conduct a “Due Diligence Inspection,” which includes the rights to: (i) enter upon the Real Property, on reasonable notice to Seller, to perform inspections of the Real Property and environmental studies and investigations of the Real Property (including, without limitation, a so-called “Phase I” study); (ii) examine and copy any and all books, records, correspondence, financial data, and all other documents and matters, public or private, maintained by Seller or its agents, and relating to receipts and expenditures pertaining to the Real Property (excluding documents subject to the attorney-client privilege, internal investor communications and confidential financial forecasts and valuations); (iii) interview tenants of the Real Property (each, a “Tenant,” and collectively, the “Tenants”); and (iv) make applicable inquiries by governmental agencies. Buyer shall not conduct any physically intrusive investigations of the Real Property without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. If, at any time on or prior to the Review Period Expiration Date, Buyer, in its sole and absolute discretion, determines that the results of any inspection, test or examination meet Buyer’s criteria for the purchase, financing or operation of the Property in the manner contemplated by Buyer and Buyer otherwise elects to acquire the Property in the exercise of its sole discretion, Buyer shall send written notice to Seller approving the Property (an “Approval Notice”) on or prior to 5:00 P.M. (Central time) on or prior to the Review Period Expiration Date, in which event Buyer and Seller shall proceed to Closing on and subject to the terms and conditions contained herein. However, if Buyer fails for any or no reason to send an Approval Notice on or prior to 5:00 P.M. (Central time) on the Review Period Expiration Date in the exercise of its sole discretion, or if Buyer, in its sole discretion, otherwise determines that the Property is unsatisfactory to it and sends a written notice terminating this Agreement on or prior to 5:00 P.M. (Central time) on the Review Period Expiration Date, this Agreement shall terminate and the provisions of Section 18.8 governing a permitted termination by Buyer of the entire Agreement shall apply.

4.2. Indemnification. Buyer hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Property pursuant to this Section 4 to be performed in a manner that does not unreasonably disturb or disrupt the business operations at the Real Property. In the event that, as a result of Buyer’s Due Diligence Inspection, any damage occurs to the Real Property, then Buyer shall promptly repair such damage at Buyer’s sole cost and expense; provided that Buyer shall not be obligated to repair any adverse condition discovered by Buyer at the Property as long as Buyer takes reasonable steps to not exacerbate such condition. Buyer hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable fees of attorneys) (collectively, “Losses”) that Seller actually suffers or incurs as a result of (i) a breach of Buyer’s agreements set forth in this Section 4.2 in connection with the Due Diligence Inspection or (ii) physical damage to the Real Property or bodily injury caused by Buyer or its agents, employees or contractors in connection with the right of inspection granted under this Section 4.2; provided that such indemnity shall not extend to any adverse condition merely discovered on the Property by Buyer as long as Buyer takes reasonable steps to not exacerbate such condition. Prior to Buyer entering the Real Property to conduct the inspections and tests described above, Buyer shall obtain and maintain, or shall cause each of its contractors and agents to maintain (and shall deliver to Seller evidence thereof), at no cost or expense to Seller, general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Two Million Dollars ($2,000,000.00) combined single limit for personal injury and property damage per occurrence. Such policies shall name Seller as an additional insured party and shall provide coverage against any claim for personal liability or property damage caused by Buyer or its agents, representatives or consultants in connection with such inspections and tests. Buyer and Buyer’s representatives shall, in performing its Due Diligence Inspection, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to any or all of such procedures and the Real Property. Neither Buyer nor Buyer’s representatives shall report the results of the Due Diligence Inspection to any governmental or quasi-governmental authority under any circumstances (except as may be required by law) without obtaining Seller’s express written consent, which consent may be withheld in Seller’s sole discretion. If this Agreement is terminated for reasons other than Seller’s default, Buyer shall provide Seller with copies of any and all final, third party reports prepared on behalf of Buyer as part of the Due Diligence Inspection promptly after Buyer’s receipt of such reports; it being agreed that such reports shall be delivered to Seller AS-IS, without any representation or warranty by Buyer. The terms of this Section 4.2 shall survive the termination of this Agreement.

5. TITLE AND SURVEY MATTERS.

5.1. Conveyance of Title. At Closing, Seller agrees to deliver to Buyer a Special Warranty Deed (the “Grant Deed”) in the standard recordable form of the Title Company, conveying the Real Property to Buyer, free and clear of all liens, claims and encumbrances except for the Permitted Exceptions (as hereinafter defined). Seller, at Seller’s sole cost, has delivered to Buyer a commitment (the “Title Commitment”) issued by Land Services USA, Inc., as agent for First American Title Insurance Company (the “Title Company”), for a ALTA owner title insurance policy insuring Buyer (the “Title Policy”), in the full amount of the Purchase Price and subject only to the Permitted Exceptions.

5.2. Survey. Seller has, at Seller’s sole cost, delivered to Buyer an ALTA as-built survey of the Real Property (the “Survey”) prior to the Execution Date.

5.3. Defects and Cure. If the Title Commitment or the Survey (“Title Evidence”) discloses unpermitted claims, liens, exceptions or conditions affecting the Real Property (the “Defects”), said Defects shall be cured and removed by Seller from the Title Evidence prior to Closing only if required in accordance with this Section 5.3.

5.3.1. Liquidated Defects. On or prior to Closing, Seller shall be unconditionally obligated to cure or remove the following Defects (the “Liquidated Defects”), whether described in the Title Commitment, or first arising or first disclosed by the Title Company (or otherwise) to Buyer after the date of the Title Commitment, and whether or not raised in a Title Objection Notice (defined below): (a) liens securing a mortgage, deed of trust or trust deed evidencing an indebtedness of Seller; (b) judgment liens against Seller or its managing agent; (c) liens for delinquent real estate taxes or assessments; (d) broker’s liens based on the written agreement of Seller or its managing agent; and (e) any mechanics liens that are based upon a written agreement between either (x) the claimant (a “Contract Claimant”) and Seller or its managing agent, or (y) the Contract Claimant and any other contractor, supplier or materialman with which Seller or its managing agent has a written agreement. Notwithstanding anything to the contrary set forth herein, if, prior to Closing, Seller fails to so cure or remove (or insure over, in a form and substance reasonably acceptable to Buyer) all Liquidated Defects, then Buyer may either (1) terminate this Agreement by written notice to Seller, in which event the provisions of Section 18.8 governing a permitted termination by Buyer of the entire Agreement shall apply; or (2) proceed to close with title to the Property as it then is, with the right to deduct from the Purchase Price a sum equal to the aggregate amount necessary to cure or remove (by endorsement or otherwise, as reasonably determined by Buyer, acting in good faith) the Liquidated Defects. Seller may extend Closing by up to ten (10) business days to cure and remove Liquidated Defects.

5.3.2. Other Defects. On or prior to the date that is five (5) days prior to the Review Period Expiration Date, Buyer may deliver one or more notices (each a “Title Objection Notice”) to Seller specifying any lien, claim, encumbrance, restriction, covenant, condition, exception to title or other matter disclosed by the Title Evidence that is not a Liquidated Defect (“Other Defects”) that is evidenced by the Title Evidence, and that renders title unacceptable to Buyer. Seller shall be obligated to advise Buyer in writing (“Seller’s Cure Notice”) within three (3) days after Buyer delivers any Title Objection Notice, which (if any) of the Other Defects specified in the applicable Title Objection Notice Seller is willing (in the exercise of its sole discretion) to attempt to cure (the “Seller’s Cure Items”). If Seller fails to deliver a Seller’s Cure Notice, Seller shall be deemed to have elected not to cure any Other Defects. Seller has no obligation to cure or remove any Other Defects. In the event that Seller fails to timely deliver a Seller’s Cure Notice, or in the event that Seller’s Cure Notice (specifying Seller’s Cure Items) does not include each and every Other Defect specified in each Title Objection Notice, then Buyer may by written notice to Seller delivered on or prior to the Review Period Expiration Date either (A) elect to terminate this Agreement by written notice to Seller, in which event the provisions of Section 18.8 governing a permitted termination by Buyer of the entire Agreement shall apply, or (B) proceed to close, accepting title to the Property subject to those Other Defects not included in Seller’s Cure Notice. In the event Seller is unable to cure and remove any Seller’s Cure Items on or prior to Closing, Buyer may elect by written notice to Seller delivered on or prior to Closing to either (A) elect to terminate this Agreement by written notice to Seller, in which event the provisions of Section 18.8 governing a permitted termination by Buyer of the entire Agreement shall apply, or (B) proceed to close, accepting title to the Property subject to those Seller’s Cure Items that Seller has failed to cure and remove. For purposes of this Agreement, the term, “Permitted Exceptions,” shall mean both (i) all liens, claims, encumbrances, restrictions, covenants, conditions, matters or exceptions to title (other than Liquidated Defects) that are set forth in the Title Evidence, but not objected to by Buyer in a

Title Objection Notice; (ii) any Other Defects that Seller elects, or is deemed to have elected, not to cure, or those Seller’s Cure Items that Seller fails to cure and remove but despite which Buyer nevertheless elects to close; (iii) the rights of Tenants pursuant to the Leases; (iv) matters arising out of any act of Buyer or Buyer’s representatives; and (v) local, state and federal laws, ordinances, rules and regulations, including, but not limited to, zoning ordinances

6. INDEPENDENT INVESTIGATION.

6.1. Buyer’s Independent Investigation.

6.1.1. By Buyer electing to proceed by delivering an Approval Notice, Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation: (a) all matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes; and (b) the physical condition and aspects of the Real Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property, the structure, seismic aspects of the Real Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Real Property. Such examination of the physical condition of the Real Property may include, at Buyer’s election, an examination for the presence or absence of Hazardous Substances. For purposes of this Agreement, “Environmental Laws” shall mean: all past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof). For purposes of this Agreement, “Hazardous Substances” shall mean: any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law.

6.1.2. Except as otherwise expressly provided in this Agreement or any closing documents, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Except as otherwise provided in this Agreement or any closing documents, Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Real Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report.

6.1.3. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY CLOSING DOCUMENTS, SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Real Property, including, but not limited to, the structural elements, seismic aspects of the Real Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Real Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Real Property, (iv) the development potential of the Real Property, and the Real Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Real Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Real Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity or the compliance of the Real Property with Environmental Laws, (vii) the presence of Hazardous substances on, under or about the Real Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Real Property, (x) the value, economics of the operation or income potential of the Property, or (xi) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property.

6.1.4. Without limiting the above, upon the Closing and except for any express representations and warranties set forth in this Agreement or in the closing documents, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Real Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Real Property and the presence of Hazardous Substances on, under or about the Real Property, or (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law.

7. COVENANTS AND REPRESENTATIONS OF SELLER. From and after the Effective Date, Seller hereby covenants with Buyer as follows:

7.1. Leasing Activities. Seller shall not execute and enter into any new lease, license or occupancy agreement for all or some portion of the Real Property, including, without limitation, any amendment, renewal, expansion or modification to, or termination of, any Lease (all of the foregoing, a “New Lease”) unless Seller obtains Buyer’s advance written consent to such New Lease, which consent shall not be unreasonably withheld prior to the expiration of the Review Period Expiration Date and which consent may be withheld in Buyer’s sole discretion after the Review Period Expiration Date.

7.2. Estoppel Certificate. It shall be a Condition Precedent to Buyer’s obligation to proceed to close hereunder that, at least three (3) business days prior to the Closing, Seller delivers to Buyer an estoppel certificate from all of the Tenants, which estoppel certificates shall be dated no earlier than thirty (30) days prior to the Closing and without material and adverse modification to the form of estoppel certificate attached hereto as Exhibit C or such form as is required or permitted by any Tenant’s Lease (it being acknowledged that AMZ Tenant is only required under the AMZ Lease to execute the form of estoppel certificate attached to the AMZ Lease) and which indicate no material adverse condition under the Lease (a “Conforming Estoppel”). If Seller fails to timely deliver to Buyer a Conforming Estoppel from all Tenants, Buyer may (as its sole remedy) either (i) proceed to Closing and waive such Condition Precedent or (ii) terminate this Agreement by delivery of written notice to Seller on or before the Closing, in which event the Deposit shall be promptly returned to Buyer, and neither party shall have any further liabilities or obligations hereunder except those liabilities and obligations that expressly survive a termination of this Agreement.

7.3. New Contracts. Seller shall not amend any Contracts or enter into any new contract with respect to the ownership and operation of the Property that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the Property after Closing, without Buyer’s prior written approval (which approval shall not be unreasonably withheld prior to the expiration of the Review Period Expiration Date and which consent may be withheld in Buyer’s sole discretion after the Review Period Expiration Date). Seller shall, at Seller’s sole cost, terminate all Contracts, including, but not limited to, all management agreements, listing agreements and comparable agreement binding upon the Real Property on or prior to Closing unless Buyer expressly elects to assume such Contracts on or prior to the Review Period Expiration Date.

7.4. Operation of Property. From and after the Effective Date, Seller shall operate and manage the Property in the same manner in which it is being operated as of the Effective Date; provided, however, that Seller shall in no event be obligated to perform any capital repairs or replacements (except for those necessary to avoid default under the Leases). Seller shall also maintain all current insurance policies that it is required to maintain under the Leases and/or which it otherwise maintains as of the date hereof.

7.5. Solicitation. During the term of the Agreement, Seller shall remove the Property from the market for sale, and not solicit, accept or enter into any negotiations or agreements with respect to the sale or disposition of any or all of the Property, or any interest therein, or sell, contribute or assign any interest in the Property.

7.6. Seller’s Representations and Warranties.

7.6.1. Authority. KT I is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and the State of Arizona. KT Riverside is an Arizona limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona. Each Seller has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transaction contemplated by this Agreement. All requisite action has been taken by each Seller in connection with entering into this Agreement, and will be taken by each Seller prior to the Closing in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of each Seller has the legal right, power and authority to bind each Seller.

7.6.2. No Conflicts. The execution, delivery and performance by Seller of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement (oral or written), operating agreement, indenture, deed of trust, mortgage, contract, agreement, judicial or administrative order, or any law to which Seller or any portion of the Property is bound.

7.6.3. Consents; Binding Obligations. No approval or consent is required from any person (including any partner, shareholder, member, creditor, investor or governmental body) for Seller to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Seller to consummate the transaction contemplated hereby. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

7.6.4. No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s Knowledge, threatened) by or against Seller or any general partner or managing member of Seller.

7.6.5. Tenant Leases and Contracts.

7.6.5.1. To Seller’s knowledge, the rent roll delivered with the Documents (the “Rent Roll”) is the Rent Roll prepared by Seller in the ordinary course of its business. To Seller’s knowledge, true, correct and complete copies of all Leases and all amendments and guaranties relating thereto will be delivered to Buyer with the Documents.

7.6.5.2. Except for any parties in possession pursuant to, and any rights of possession granted under, the Leases shown on the Rent Roll, to Seller’s knowledge, there are no leases, subleases, occupancies or tenancies or parties in possession of any part of the Property. To Seller’s knowledge, Seller has not granted to any party any option, rights of first refusal, license or other similar agreement with respect to a purchase or sale of the Property or any portion thereof or any interest therein other than to the AMZ Tenant under the AMZ Lease. To Seller’s knowledge, AMZ Tenant has waived the right of first offer to purchase for its benefit contained in Section 41 and Exhibit E of the AMZ Lease (the “AMZ ROFO”) in connection with the sale of the Mohave Project contemplated hereby by failing to exercise the AMZ ROFO in a timely manner in response to the written notice to AMZ Tenant dated December 22, 2011 sent on behalf of KT I offering AMZ Tenant the opportunity to exercise the AMZ ROFO and purchase the Mohave Project (a copy of such notice is included in the Documents), except that KT I, as landlord, is obligated under the AMZ Lease to allow AMZ Tenant to again have the opportunity to exercise the AMZ ROFO if the portion of the Purchase Price allocated to the Mohave Project is reduced in an amount sufficient to require such additional opportunity under the AMZ Lease.

7.6.5.3. To Seller’s knowledge, (A) Seller has delivered to Buyer a copy of all written listing agreements, commission agreements or agency agreements to which Seller is party or in its possession pursuant to which a leasing commission or finder’s fee may be owing in connection with the current term or any renewal or expansion of the Leases (the “Existing Listing Agreements”); (B) all amounts due under the Existing Listing Agreements in connection with the current term of the Leases have been paid in full; and (C) such Existing Listing Agreements are described on Exhibit G attached hereto. Except as shown in the Rent Roll or in the Documents, all tenant improvement obligations, concessions and other tenant inducements with respect to the current term of the Leases and owing pursuant to the written agreements of Seller, have been fully paid and satisfied by Seller (except that an internal audit has revealed that primarily as a result of KT I’s general contractor overbilling certain construction expenses to KT I, as landlord, AMZ Tenant may have a remaining tenant improvement allowance balance of approximately $67,000 owing to it, such amount, the “Remaining Allowance Amount”) and, to Seller’s knowledge, no such obligations, concessions or inducements, nor any leasing commissions or finder’s fees will become payable in the future on the basis of the written agreement of Seller in connection with the renewal or expansion of any Lease other than as set forth in the Leases, the Existing Listing Agreements or in any of the other Documents. Without limiting the foregoing, to Seller’s knowledge, all leasing commissions, and all tenant improvement obligations, concessions and other tenant inducements, which are presently contemplated to be payable in the future with respect to the future renewal or expansion of any of the Leases are set forth in the Leases, the Rent Roll, the Documents or the Existing Listing Agreements. Except as set forth in the Rent Roll or the Documents, and to Seller’s knowledge, Seller has not received from any Tenant any written notice to cancel, renew or extend any Lease. To Seller’s knowledge, Seller has collected and remitted security deposits in accordance with the requirements of the Leases and law. Seller will use diligent good faith efforts to exactly identify the final amount of the Remaining Allowance Amount and shall pay the same to AMZ Tenant, either directly or in the form additional work, prior to Closing or credit it to Buyer at Closing for payment to AMZ Tenant or, if not determined finally prior to Closing, once determined unless paid to AMZ Tenant in cash or in the form of additional work prior to or after Closing.

7.6.5.4. To Seller’s knowledge, the Contracts delivered with the Documents are the only management, service, supply, repair and maintenance agreements, equipment leases and all other contracts and agreements (excluding the Leases and recorded instruments) with respect to or affecting the Property as of the Effective Date to which Seller is party. To Seller’s knowledge, true, correct and complete copies of all Contracts shall be provided to Buyer with the Documents.

7.6.5.5. Seller has no actual knowledge of and has neither given nor received any written notice of default with respect to any of the Contracts or Leases.

7.6.6. No Actions/Compliance With Laws. There are no actions, suits, proceedings or claims pending, or to Seller’s knowledge, contemplated or threatened, before any court, commission, regulatory body, administrative agency or other governmental or quasi-governmental body with respect to the Property, or the ability of Seller to consummate the transaction contemplated by this Agreement. Seller has not received written notice of any violations of any Laws affecting or applicable to any or all of the Property.

7.6.7. Hazardous Materials. Seller has not received written notice from any governmental entity alleging that Seller is not in full compliance with Environmental Laws.

7.6.8. Employees. There are no employees of Seller employed in connection with the use, management, maintenance or operation of the Property whose employment will continue after the Closing Date. There is no bargaining unit or union contract relating to any employees of Seller.

7.6.9. Development Agreements. To Seller’s knowledge, Seller is not party to any development agreements, improvement agreements or other comparable agreements related to the Property with any city, county, state or other government authority which impose any ongoing obligations on the Property or the owner of the Property, other than any agreements recorded in the real property records of Maricopa County, Arizona and the DSD Wastewater Line Agreement (With Wastewater Line Repayment) dated November 7, 2006 between Tratt Properties and the City of Phoenix. Further, to Seller’s knowledge, Seller has not petitioned for inclusion of the Property into any special taxing or assessment authority or similar governmental entity, except that the Mohave Project may be included in a Foreign Trade Zone at the election of the AMZ Tenant.

7.6.10. Privilege Tax. Seller has paid to the City of Phoenix and the Arizona Department of Revenue all privilege taxes owing on rental payments previously received under the Leases as of the Execution Date and Seller will continue to pay all privilege taxes owing on rental payments collected under the Leases prior to Closing to the extent owing prior to Closing.

7.6.11. Seller’s Knowledge. All references in this Agreement to “Seller’s knowledge,” “Seller’s actual knowledge” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of Frank Ryan, the officer of KTR Capital Partners (an affiliate of Seller) charged with supervising Seller’s property management of the Property, and Stephen J. Butte, the officer of KTR Capital Partners (an affiliate of Seller) charged with supervising Seller’s disposition of the Property, and Jonathan Tratt of Tratt Properties, the person responsible for the development of the Property, without inquiry or investigation of any kind, and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity.

7.6.12. Limitations. The representations and warranties of Seller to Buyer contained in Section 7.6 hereof (the “Seller Representations”), shall survive the Closing Date and the delivery of the Grant Deed for a period of nine (9) months. No claim for a breach of any Seller Representation, or the failure or default of a covenant or agreement of Seller that survives Closing, shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not disclosed to, or actually known (as defined below) by, Buyer prior to Closing, and (b) written notice containing a description of the specific nature of such breach shall have been delivered by Buyer to Seller prior to the expiration of said nine (9) month survival period, and an action with respect to such breach(es) shall have been commenced by Buyer against Seller within nine (9) months after Closing. Notwithstanding anything contained herein to the contrary, the maximum amount that Buyer shall be entitled to collect from Seller in connection with all suits, litigation or administrative proceedings resulting from all breaches by Seller of any Seller Representations or any covenants of Seller (or under the terms of all conveyance documents executed by Seller) shall in no event exceed $2,500,000 in the aggregate (provided that the foregoing cap shall not apply to the proration obligations set forth in Article 10 herein, to a breach by Seller of its representation and warranty contained in Section 7.6.10, to a breach of Seller’s representations/obligations set forth in Section 17 or to Seller’s obligation with respect to payment of legal fees under Section 18.10). Notwithstanding anything to the contrary contained herein, if Buyer is notified in any Document, or in writing by Seller, or otherwise obtains actual (as opposed to deemed, imputed or constructive) knowledge, that any Seller Representation made by Seller is not true or correct as of the Effective Date, or that such Seller Representation is not true or correct on or before the Closing, or is notified in any Document, or in writing by Seller, or otherwise, that Seller has failed to perform any covenant and agreement of Seller herein contained and Buyer shall nevertheless acquire the Property notwithstanding such fact, Buyer shall not be entitled to commence any action after Closing to recover damages from Seller due to such Seller Representation(s) failing to be true or correct (and Buyer shall not be entitled to rely on such Seller Representation), or such covenant(s) and agreement(s) having failed to be performed by Seller.

7.6.13. Representation Condition. It shall be a Condition Precedent to Buyer’s obligation to proceed to Closing that all of the Seller Representations are true and correct, in all material respects, as of the Closing Date. Notwithstanding anything contained herein to the contrary, if any Seller Representation is untrue or inaccurate in any material respect and Buyer becomes aware of such untruth or inaccuracy prior to Closing, Buyer may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, either to (i) terminate this Agreement by delivery of written notice to Seller on or prior to Closing (or the Review Period Expiration Date to the extent Buyer becomes aware of such untruth or inaccuracy on or prior to the Review Period Expiration Date), whereupon the Deposit shall be promptly returned to Buyer and neither party shall have any further liability hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to Closing and accept the untruth or inaccuracy of such Seller Representation with no further right to terminate the Agreement (or pursue any other right or remedy) on the basis of the untruth or inaccuracy thereof.

8. SELLER’S CLOSING DELIVERIES. No later than one (1) business day prior to Closing, Seller shall deliver or cause to be delivered to Buyer the following, in form and substance acceptable to Buyer:

8.1. Deed. The Grant Deed, executed by Seller, in recordable form conveying the Real Property to Buyer subject to the Permitted Exceptions.

8.2. Assignment of Leases and Contracts. Two (2) duly executed counterparts of an Assignment and Assumption of Leases and Contracts (the “Assignment of Leases and Contracts”) in the form attached hereto as Exhibit D.

8.3. Notices to Tenants. Notices to each of the Tenants under the Leases, notifying them of the sale of the Real Property and directing them to pay all future rent as Buyer may direct.

8.4. Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.

8.5. Entity Transfer Certificate. Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

8.6. Bill of Sale and General Assignment. Two (2) duly executed originals of a bill of sale and general assignment, in the form attached hereto as Exhibit E (the “Bill of Sale”), conveying good and marketable title to such Personal Property and Intangible Property to Buyer.

8.7. Assignment of Declarant Rights and Estoppel. Such Assignment of Declarant’s Rights as the Buyer may reasonably request from K.T. Riverside LLC as the “Declarant” under that certain Amended and Restated Declaration of Covenants, Conditions and Restrictions and Grant of Easements for Riverside Industrial Center dated as of February 5, 2007.

8.8. Other. Such other documents and instruments as may reasonably be required by Buyer or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.

9. CLOSING DELIVERIES. No later than one (1) business day prior to Closing Buyer shall cause the following to be delivered to Seller:

9.1. Purchase Price. The Purchase Price, plus or minus prorations, shall be delivered to the Title Company in escrow for disbursement to Seller.

9.2. Closing Statement. A closing statement conforming to the proration and other relevant portions of this Agreement.

9.3. Assignment of Leases and Contracts. Two (2) Assignment of Leases and Contracts executed in counterpart by Buyer.

9.4. Bill of Sale. Two (2) Bills of Sale executed in counterpart by Buyer

9.5. Other. Such other documents and instruments as may reasonably be required by Seller or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.

9.6. Title Company Closing Obligations. If and when Buyer and Seller have deposited into escrow the matters required by this Agreement, Title Company shall:

9.6.1. Deliver to Buyer: (1) the Grant Deed by causing it to be recorded in the Official Records of the County of Maricopa, State of Arizona, and immediately upon recording delivering to Buyer a conformed copy of the Grant Deed; (2) the Assignment of Leases; (3) the Certificate of Non-Foreign Status; and (4) any other deposits made by Seller pursuant to Section 8 above for delivery to Buyer.

9.6.2. Deliver to Seller: the Purchase Price, after satisfying the Closing costs, prorations and adjustments, and any broker commission to be paid by Seller pursuant to this Agreement, and the Assignment of Leases.

9.6.3. Deliver to Buyer: any funds deposited by Buyer, and any interest earned thereon, in excess of the amount required to be paid by Buyer hereunder.

9.6.4. Deliver the Title Policy issued by the Title Company to Buyer.

10. PRORATIONS AND ADJUSTMENTS. The following shall be prorated and adjusted between Seller and Buyer as of the Closing Date, except as otherwise specified:

10.1. Utilities and Operating Expenses. To the extent not paid by Tenants as a component of Additional Rent (as hereinafter defined) or otherwise or utilities are not transferred to the name of Buyer on the Closing, water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices, shall be prorated at Closing. To the extent not paid by Tenants as a component of Additional Rent or otherwise, any operating expenses shall be prorated between Buyer and Seller, with Seller receiving a credit for any operating expenses paid by Seller and related to the period from and after Closing.

10.2. Security Deposits. The amount of all cash security and any other cash tenant deposits then held by Seller, and interest due thereon, if any, shall be credited to Buyer. Seller shall not apply any such security deposits during the term of this Agreement without the prior written consent of Buyer, which consent Buyer shall not be unreasonably withheld. To the extent there are letters of credit, Seller shall deliver to Buyer the original letters of credit upon the Closing, together with any and all required documentation required by the bank to transfer the letter of credit to the name of Buyer. Seller agrees to cooperate with Buyer to facilitate said transfer.

10.3. Base Rent. Buyer will receive a credit at Closing for the prorated amount of all base or fixed rent payable pursuant to the Leases and all Additional Rents (collectively, “Rent”) previously paid to, or collected by, Seller and attributable to any period following the Closing Date. Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rent shall not be prorated at Closing. All Rent collected by Buyer or Seller from each Tenant from and after Closing will be applied as follows: (i) first, to Delinquent Rent owed for the month in which the Closing Date occurs (the “Closing Month”) attributable to Buyer’s period of ownership, (ii) second, to any accrued Rents owing to Buyer, and (iii) third, to Delinquent Rents owing to Seller for the period prior to Closing. Any Rent collected by Buyer and due Seller will be promptly remitted to Seller. Any Rent collected by Seller and due Buyer shall be promptly remitted to Buyer. Buyer shall use reasonable efforts for a period of three (3) months to collect Delinquent Rents owed to Seller in the ordinary course of its business, provided that Buyer shall in no event be obligated to initiate eviction or litigation proceedings. “Additional Rents” shall mean any and all amounts due from Tenants for operating expenses, common area maintenance charges, taxes, shared utility charges, management fees, insurance costs, other comparable expenses and pass-through charges and any other Tenant charges. At least five (5) days prior to the Closing Date, Seller shall provide Buyer with a reasonably detailed reconciliation for each Tenant showing all common area maintenance charges, property taxes, insurance and other operating cost pass-throughs payable by Tenants (collectively, the “Operating Expenses”) incurred by Seller from the beginning of the then-current calendar year (and if the prior calendar year has not been prorated, also for said prior year) (or, if different, such Tenants’ then-current annual billing period for Operating Expenses, and if the prior period has not been prorated, also for said prior period) through the Closing Date, and any Operating Expense estimates or charges collected by Seller during the same period of time and relating to such Tenant, all in the form customarily submitted to each Tenant (the “CAM Reconciliation”). To the extent that Seller has received as of the Closing any monthly or periodic payments of Operating Expenses allocable to periods subsequent to Closing, the same shall be prorated and Buyer shall receive a credit therefor at the Closing. With respect to any monthly or periodic payments of Operating Expenses received by Buyer after the Closing allocable to Seller prior to Closing, Buyer shall promptly pay the same to Seller (subject to the provisions above relating to Delinquent Rent). Notwithstanding the foregoing, to the extent that the CAM Reconciliation reveals that Seller has over-collected Operating Expenses from any Tenant such that, if the end of the operating expense year under the Leases was the Closing Date, Seller would be obligated to refund money to such Tenant (an “Over Collection”), rather than collect additional money from such Tenant (an “Under Collection”), said Over Collection shall be paid by Seller to Buyer at the Closing as a settlement statement credit; provided, in the event of an Under Collection, the amount of the Under Collection shall be paid by Buyer to Seller outside of escrow within 5 Business Days after receipt from the applicable Tenant in connection with the year-end Operating Expense reconciliation process. The provisions of this Section 10.3 shall survive the Closing and the delivery of any conveyance documentation.

10.4. Assessments. To the extent not paid by Tenants as a component of Additional Rent and that are actually prorated as above, all assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing Date and Buyer being responsible for any installments of assessments that are due and payable on or after the Closing Date.

10.5. Taxes. To the extent not paid by Tenants as a component of Additional Rent and that are actually prorated as above, all nondelinquent real estate taxes on the Real Property shall be prorated as of the Closing based on the actual current tax bill, but if such tax bill has not yet been received by Seller by the Closing, then such proration shall be made based on the prior year’s tax bill.

10.6. Other. Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.

For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Seller and Buyer agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than 30 days after the Closing, or as soon as is reasonably practicable if and to the extent that the required final proration information is not available within such 30 day period. The obligations of the parties pursuant to this Section 10 shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

11. CLOSING EXPENSES. Buyer will pay the cost of any endorsements to the Title Policy, one half the costs of any escrows hereunder and the cost of recording the Grant Deed. Seller shall pay the basic premium for the Title Policy, the cost of the Survey, any pre-payment penalties associated with the payment of any indebtedness encumbering the Real Property and one-half of the cost of any escrows hereunder. Any and all other costs shall be allocated in accordance with local custom.

12. DESTRUCTION, LOSS OR DIMINUTION OF PROJECT. If, prior to Closing, all or any portion of the Real Property are damaged by fire or other natural casualty (collectively “Casualty Damage”), or are taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then the following procedures shall apply:

(a)	If the aggregate cost of repair or replacement of the Casualty Damage or the value of any portion of the Property taken by Eminent Domain (collectively, “repair and/or replacement”) is $500,000 or less, in the opinion of Buyer’s and Seller’s respective engineering consultants, and no Tenant has the right to terminate its Lease, Buyer shall close and take the Property as diminished by such events, subject to an assignment of Seller’s casualty insurance proceeds (plus a credit for the amount of any unpaid deductible or self-insured amounts) or an assignment of any condemnation award, as applicable. In such event, Seller shall not compromise, settle or adjust any claims without the prior written consent of Buyer.

(b)	If the aggregate cost of repair and/or replacement of the Casualty Damage or the value of any portion of the Property taken by Eminent Domain is greater than $500,000, in the opinion of Buyer’s and Seller’s respective engineering consultants, and/or if a Tenant has a right to terminate its Lease, then Buyer, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller in which event the provisions of Section 18.8 governing a permitted termination by Buyer of the entire Agreement shall apply; or (ii) proceed to close subject to an assignment of the proceeds of Seller’s casualty insurance for all Casualty Damage plus a credit for the amount of any unpaid deductible or self-insured amounts (or condemnation awards for any Eminent Domain). In such event, Seller shall fully cooperate with Buyer in the adjustment and settlement of the insurance claim. The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Buyer.

13. DEFAULT.

13.1. Default by Seller. If the parties fail to proceed to Closing as a result of a default hereunder by Seller, Buyer may elect either to (i) terminate Buyer’s obligations under this Agreement by written notice to Seller, in which event the Deposit shall be returned immediately to Buyer and Buyer shall be reimbursed its transaction costs incurred in connection with this Agreement in an amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00); or (ii) file an action for specific performance. Buyer must bring an action for specific performance within sixty (60) days or shall be deemed to have elected alternative (i) of the preceding sentence. The provisions of the immediately preceding sentence shall survive any termination of this Agreement.

13.2. Default by Buyer. IN THE EVENT OF ANY DEFAULT BY BUYER OF ITS OBLIGATION TO CLOSE HEREUNDER, SELLER SHALL BE ENTITLED TO RECEIVE, AS FIXED AND LIQUIDATED DAMAGES AND AS SELLER’S SOLE REMEDY HEREUNDER, AT LAW OR IN EQUITY, THE DEPOSIT AND BUYER SHALL

PROMPTLY DIRECT THE DEPOSIT BE PAID TO SELLER IN THE EVENT OF A DEFAULT BY BUYER OF ITS OBLIGATION TO CLOSE HEREUNDER. BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER IN THE EVENT BUYER DEFAULTS HEREUNDER AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS HEREIN PROVIDED. BUYER AND SELLER THEREFORE AGREE THAT A REASONABLE PRESENT ESTIMATE OF THE NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF BUYER’S DEFAULT OR BREACH OF ITS OBLIGATION TO CLOSE HEREUNDER IS AN AMOUNT OF MONEY EQUAL TO THE DEPOSIT WHICH SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES. IN THE EVENT THAT BUYER DEFAULTS IN ITS OBLIGATIONS HEREUNDER OTHER THAN ITS OBLIGATION TO CLOSE, THEN FOLLOWING FIVE (5) BUSINESS DAYS WRITTEN NOTICE TO BUYER TO ALLOW BUYER AN OPPORTUNITY TO CURE (AND BUYER’S FAILURE TO CURE WITHIN SAID TIME), SELLER SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT AND PURSUE AN ACTION FOR ITS ACTUAL DAMAGES.

14. SUCCESSORS AND ASSIGNS; TAX-DEFERRED EXCHANGE.

14.1. Assignment. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Seller or Buyer during the term of this Agreement, except Seller may assign all or any of its right, title and interest under this Agreement to any third party intermediary (an “Intermediary”) in connection with a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code (an “Exchange”), provided that Buyer shall incur no liability or costs in connection with such Exchange. Notwithstanding the foregoing, Buyer may assign all or any of its right, title and interest under this Agreement to: (i) an Intermediary in connection with an Exchange; or (ii) any affiliate or subsidiary of Buyer or to any newly created entity in which Buyer or its affiliates are members, partners or managers. In the event of an assignment of this Agreement by Buyer, its assignee shall be deemed to be the Buyer hereunder for all purposes hereof, and shall have all rights of Buyer hereunder (including, but not limited to, the right of further assignment), but the assignor shall not be released from all liability hereunder.

14.2. Tax-Deferred Exchange. In the event either party elects to assign this Agreement to an Intermediary, the other party shall reasonably cooperate with the assigning party (without incurring any additional liability or any additional third party expenses) in connection with such election and the consummation of the Exchange, including without limitation, by executing an acknowledgment of the assigning party’s assignment of this Agreement to the Intermediary.

15. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Buyer as follows:

Buyer:

IIT Acquisitions LLC

c/o Industrial Income Trust, Inc.

4675 MacArthur Court, Suite 625

Newport Beach, CA 92660

Attn: J.R. Wetzel/Peter Vanderburg

Telephone No.: (949) 892-4912

Facsimile No.: (949) 892-4901

Email: jrwetzel@industrialincome.com/

pvanderbur@industrialincome.com

with copies to:

IIT Acquisitions LLC

c/o Industrial Income Trust, Inc.

518 17th Street, 17th Floor

Denver, CO 80202

Attn: Josh Widoff, Esq.

Telephone No.: (303) 869-4600

Facsimile No.: (303 869-4602

Email: jwidoff@blackcreekcapital.com

Bryan Cave HRO 1700 Lincoln Street, Suite 4100 Denver, CO 80203 Attn: Robert H. Bach Telephone No.: (303) 866-0236 Facsimile No.: (303) 866-0200 Email: robert.bach@bryancave.com

Seller:	K.T. RIVERSIDE I LLC 5 Tower Bridge 300 Barr Harbor Drive, Suite 150 Conshohocken, PA 19428 Attn: Stephen J. Butte Fax: (484) 530-1888 Email: sbutte@ktrcapital.com

With a copy to:	K.T. RIVERSIDE I LLC Five Tower Bridge 300 Barr Harbor Drive, Suite 150 Conshohocken, PA 19428 Attn: Albert J. Corr Fax: (484) 530-1888 Email: acorr@ktrcapital.com

With a copy to:	Tratt Properties, LLC 4715 N. 32nd Street, Suite 102 Phoenix, Arizona 85018 Attn: Jonathan Tratt Fax: (602) 391-2900 Email: jt@trattproperties.com

With a copy to its attorneys:	Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Avenue, Suite 3900 Chicago, Illinois 60606 Attn: Mark J. Beaubien Fax: (312) 984-3150 Email: mark.beaubien@bfkn.com

Notices shall be deemed properly delivered and received: (i) the same day when personally delivered; or (ii) one day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by electronic mail.

16. BENEFIT. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 14 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

17. BROKERAGE. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction other than CBRE, Inc. (“Broker”). Seller shall pay a broker’s commission to Broker provided the parties proceed to Closing pursuant to a separate agreement between Seller and Broker. Seller and Buyer each hereby indemnify, protect and defend and hold the other harmless from and against all Losses, resulting from the claims of any broker, finder, or other such party, claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Section 17 shall survive the Closing or any earlier termination of this Agreement.

18. MISCELLANEOUS.

18.1. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

18.2. Time of the Essence. Time is of the essence of this Agreement.

18.3. Legal Holidays. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed for observance thereof in the State of Arizona.

18.4. Conditions Precedent. The obligations of Buyer to make the payments described in Section 2 and to close the transaction contemplated herein are subject to the express Conditions Precedent set forth in this Agreement, each of which is for the sole benefit of Buyer and may be waived at any time by written notice thereof from Buyer to Seller. The waiver of any particular Condition Precedent shall not constitute the waiver of any other. In the event of the failure of a Condition Precedent for any reason whatsoever, Buyer may elect, in its sole discretion and as its sole remedy (except, in the case of Section 18.4.3 only, such failure of such Condition Precedent also constitutes a material default by Seller), to terminate this Agreement in which event the provisions of Section 18.8 governing a permitted termination by Buyer of the entire Agreement shall apply. In addition to the Conditions Precedent set forth elsewhere in the Agreement, the following shall also be Conditions Precedent to Buyer’s obligations, and if the same are not satisfied on the Closing Date, the provisions of Section 18.8 shall apply:

18.4.1. Title Policy. The Title Company shall issue (or shall be prepared and irrevocably and unconditionally committed to issue) the Title Policy as described herein, which Title Policy shall include an endorsement on terms reasonably acceptable to Buyer insuring that the AMZ ROFO has been waived and is of no further force and effect;

18.4.2. Accuracy of Representations. All of the representations and warranties made by Seller in this Agreement or any of the Closing documents shall be true, correct and complete on and as of the Closing Date;

18.4.3. Seller’s Performance. Seller shall have, in all material respects, (i) performed all covenants and obligations, and (ii) complied with all conditions, required by this Agreement to be performed or complied with by Seller on or before the Closing Date or each such covenant, obligation and condition shall be waived by Buyer in writing and in its sole and absolute discretion prior to the Closing;

18.4.4. Leases. No Tenant shall have terminated its Lease pursuant to the terms of such Lease or provided written notice of its intention to terminate its Lease other than the exercise by the Tenant Home Depot U.S.A. Inc. (“Home Depot”) of its termination option contained in Exhibit H to that certain Lease Agreement dated January 12, 2007, as amended, by and between KT Riverside and Home Depot.

18.4.5. Waiver. Seller shall provide to Buyer a written acknowledgement signed by AMZ Tenant (the “Waiver”) indicating that AMZ Tenant has waived the AMZ ROFO in form reasonably acceptable to Buyer, subject to KT I’s obligation under the AMZ Lease to allow AMZ Tenant to again have the opportunity to exercise the AMZ ROFO if the portion of the Purchase Price allocated to the Mohave Project is reduced in an amount sufficient to require such additional opportunity under the AMZ Lease. Buyer acknowledges that a Waiver containing substantially the content set forth on Exhibit H shall in all events be acceptable to Buyer.

18.5. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

18.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

18.7. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

18.8. Permitted Termination. In the event that Buyer exercises any right it may have hereunder to terminate this Agreement that references this Section 18.8, the Deposit shall be immediately returned to Buyer and neither party shall have any further obligation or liability under this Agreement except as otherwise expressly provided hereunder.

18.9. Independent Contract Consideration. Seller and Buyer agree that One Hundred and No/100 Dollars ($100.00) of the Deposit shall constitute non-refundable independent consideration (the “Independent Consideration”) for Seller’s execution and delivery of this Agreement and, notwithstanding any other provision of this Agreement to the contrary, shall be paid to Seller upon the earlier to occur of (i) termination of this Agreement for any reason, or (ii) the Closing. The Independent Consideration shall be applied against the Purchase Price at Closing.

18.10. Attorney’s Fees. In the event of any litigation arising out or in connection with this Agreement or the transactions contemplated hereby, the prevailing parties shall be entitled to reasonable legal fees and costs (including court costs and the reasonable costs of any experts).

18.11. Audit Rights. Information and Audit Cooperation. For a period of seventy-five (75) days after the last day of the Closing, at the request of Buyer and at Buyer’s expense, Seller shall make reasonably available to Buyer the historical financial information in Seller’s possession regarding the operation of the Property to the extent reasonably required by Buyer (as a publicly-traded real estate investment trust) in order to prepare stand-alone audited financial statements for such operations and in accordance with generally accepted accounting principles, as of the end of the fiscal year 2012 and any required subsequent date or period, and to cooperate (at Buyer’s expense) with Buyer and any auditor engaged by Buyer for such purpose. Seller shall, or shall cause its member or a property manager affiliated with Seller

(collectively, the “Certifying Parties”), without liability, recourse or cost to Seller or any Certifying Parties, to provide Buyer’s designated independent auditor letter regarding the books and records of the Property in substantially the form of Exhibit F attached hereto and made a part hereof (the “Audit Inquiry Letter”). Buyer agrees that (a) Buyer shall be solely liable to pay and shall reimburse Seller or any Certifying Party, within five (5) business days following Seller’s request, for all third-party, out-of-pocket costs and expenses incurred by such Seller or any Certifying Party in assisting Buyer at Buyer’s request under this Section 18.11 (such assistance, the “Audit Assistance”), including all such costs incurred to review, research and complete the Audit Inquiry Letter; (b) Seller’s or any Certifying Party’s performance of any Audit Assistance shall be solely as an accommodation to Buyer and neither Seller nor any Certifying Party shall have, and Seller and all Certifying Parties are hereby fully released and discharged from any and all, liability or obligation with respect to the Audit Assistance, any filings (the “SEC Filings”) made by Buyer or its parent with the United States Securities and Exchange Commission and the Audit Inquiry Letter; and (c) Buyer hereby agrees to indemnify, protect, defend and hold Seller, any Certifying Party, their respective partners and their respective members, officers, directors, shareholders, participants, affiliates, employees, representatives, investors, agents, successors and assigns (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against any and all claims actually asserted against or actually incurred by any Indemnified Party as a result of or otherwise arising in connection with the Audit Assistance, the SEC Filings and/or the Audit Inquiry Letter; provided, that claims shall specifically exclude any claims proximately resulting from the gross negligence or willful misconduct of an Indemnified Party. The provisions of this Section 18.11 shall survive Closing.

18.12. Confidentiality. All of the terms and conditions of this Agreement, the Documents, the Leases or the tenants or tenancies at the Real Property are confidential, and the parties shall not, without the prior consent of the other party (which shall not be unreasonably withheld or delayed), disclose such terms and conditions or the existence of this Agreement to anyone other than their legal counsel, accountants, lenders, prospective lenders, partners, prospective partners and other agents and representatives who need to know such information in connection with the acquisition; provided, however, that the terms of the Documents, the Leases and the tenants or the tenancies at the Real Property are not required to be kept confidential by Seller by the terms of this Section 18.12. Notwithstanding the foregoing, either party may make such disclosures as required by law, including without limitation any disclosure required by the United States Securities and Exchange Commission; provided, however, that Seller shall have no liability to Buyer if such disclosures violate the terms of the AMZ Lease and Seller provides no assurances or representations to Buyer that such disclosures are permitted under the AMZ Lease. Confidential information within the meaning of this Section does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to Seller or Buyer, as applicable, at the time of its receipt, (iii) is received by Buyer or Seller, as applicable, from a third party who did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by Buyer or Seller, as applicable, without reference to any confidential information within the meaning of this Section. Further, the terms of this section shall terminate upon the sooner of (I) the Closing of the transaction contemplated hereby or (II) one (1) year after the Effective Date.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER: K.T. RIVERSIDE I LLC, a Delaware limited liability company

By:	K.T. Riverside Holding, LLC, a Delaware limited liability company, its member

By: KTR Phoenix LLC, a Delaware limited liability company, its member

By: KIF Property Trust, a Maryland Real Estate investment trust, its sole member

By:	/s/ Stephen J Butte
Name:	Stephen J Butte
Its:	SVP

By: Summa Investments, LLC, a Delaware limited liability company, its member

By:	/s/ Jonathan Tratt
Name:	Jonathan Tratt
Its:	Manager

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER: K.T. RIVERSIDE, LLC, an Arizona limited liability company

By:	K.T. Riverside Holding, LLC, a Delaware limited liability company, its member

By: KTR Phoenix LLC, a Delaware limited liability company, its member

By: KIF Property Trust, a Maryland Real Estate investment trust, its sole member

By:	/s/ Stephen J Butte
Name:	Stephen J Butte
Its:	SVP

By: Summa Investments, LLC, a Delaware limited liability company, its member

By:	/s/ Jonathan Tratt
Name:	Jonathan Tratt
Its:	Manager

BUYER: IIT ACQUISITIONS LLC, a Delaware limited liability company

By:	/s/ J. R. Wetzel
Name:	J. R. Wetzel
Its:	Managing Director

TITLE COMPANY AND ESCROW AGENT FOR THE LIMITED PURPOSES OF ACKNOWLEDGING ITS LIABILITIES AND OBLIGATIONS HEREUNDER:

LAND SERVICES USA, INC. AS AGENT FOR FIRST AMERICAN TITLE INSURANCE COMPANY:

By:	/s/ Eileen M. Christian
Name:	Eileen M. Christian
Its:	SRVP & Counsel